Exhibit 10.49

October 26, 2021

Mr. Jeff Ray

c/o Brightcove

290 Congress Street

Boston, MA 02210

Transition Agreement

Dear Jeff,

This Transition Agreement (“Transition Agreement”) confirms the terms of your transition from your current position as Chief Executive Officer (“CEO”) of Brightcove Inc. (“Brightcove” or the “Company”), and ultimately your separation from employment with Brightcove, and describes the agreement between you, Jeff Ray (hereinafter, “you”), and Brightcove (collectively, the “Parties,” or individually, a “Party”) related to the transition and separation.

The purpose of the Transition Agreement is in the interest of establishing a smooth transition of your responsibilities as CEO and, thereafter, an amicable ending to your relationship with the Company, and to provide you with certain benefits in exchange for your release of the Company and related persons or entities from any claims. It is customary in separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By entering into the Transition Agreement and the Release Agreement attached as Exhibit A (such Release Agreement to be signed after the Separation Date, as described in more detail below) you understand that the Company is not admitting in any way that it violated any legal obligation that it owes or owed to you. Unless otherwise defined in this Transition Agreement, capitalized terms used herein shall have the same meaning ascribed to them in your Employment Agreement with the Company dated April 11, 2018 (“Employment Agreement”).

1. Termination of Employment/Duties through the Separation Date.

Your employment with Brightcove will terminate effective on December 31, 2022 (the “Separation Date”). During the period between the Effective Date and the Separation Date, you will continue initially to perform your duties as the Company’s CEO, and assist the Company’s Board of Directors in the search for a new CEO, until a new CEO is hired by the Company, a process which you understand may take until the Separation Date (or longer). You agree that the Company has not assured you that a new CEO will be begin employment on or before the Separation Date and that, if the Company does not hire a new CEO before the Separation Date, you will continue to serve as the CEO up through the Separation Date. If a new CEO is hired by the Company before the Separation Date, you will (i) resign as CEO on the day before the new CEO’s start date with Brightcove (the “CEO Transition Date”), (ii) transition your responsibilities to the new CEO as requested, and (iii) continue your employment with the Company as an advisor to the new CEO, in such capacity as such new CEO determines from time to time, through the Separation Date, provided, however, that during the period from the CEO Transition Date until the Separation Date, you will not be required to work more than 40 hours per calendar month. You also agree to resign from your status as a member of the Company’s Board of Directors on the earlier of (i) the CEO Transition Date and (ii) the Separation Date.

Jeff Ray

October 26, 2021

2. Compensation, Equity and Benefits through the Separation Date.

Provided that you execute and do not revoke this Transition Agreement within the time frame set forth below, and provided that you reaffirm the terms of this Transition Agreement by signing and returning the Release Agreement attached as Exhibit A on or within 7 days after the Separation Date (but not before the Separation Date), and subject to Section 4 of this Transition Agreement: (i) the Company shall continue to pay you your current base salary according to the Company’s regular payroll schedule through the Separation Date, (ii) you shall be paid your 2021 and 2022 bonuses at whatever payout level is achieved by the Company in those years, respectively, payment of each such bonus to occur in the first quarter of the year following the year to which each such bonus relates in accordance with the Company’s practice regarding calculation and payment of such bonuses; provided, however, that the target bonus for 2022 shall not be less than 150% of your current base salary, (iii) you shall continue to vest in previously granted stock options and time-based restricted stock units (“RSUs”) through the Separation Date, provided, however, that (A) the date for you to exercise any options vested through the Separation Date shall be extended to and including December 31, 2023 (or until the original expiration date of the option, if earlier), (B) if the Company has not hired a new CEO on or before July 1, 2022, and provided you have not resigned from employment with the Company prior to the Separation Date, 50% of the RSUs (i.e., 8,365 RSUs) of the final tranche of RSUs scheduled to vest in December 2023 (such RSUs initially granted on December 31, 2020) shall be accelerated and shall vest on the Separation Date, and (C) if the Company has not hired a new CEO on or before the Separation Date, and provided you have not resigned from employment with the Company prior to the Separation Date, the remaining 50% of the RSUs (i.e., 8,365 RSUs) of the final tranche of RSUs scheduled to vest in December 2023 (such RSUs initially granted on December 31, 2020) shall be accelerated and shall vest on the Separation Date, (iv) any performance-based Restricted Stock Units previously granted to you (“PRSUs”), for which the performance criteria has been met on or before the Separation Date, shall be accelerated and vest on the Separation Date, regardless of any requirement in the PRSU grant agreement for continued employment with the Company after the Separation Date, (v) you shall continue to be eligible to participate in the Company’s Employee Benefit Plans through the Separation Date under the terms you participated immediately prior to the Effective Date, (vi) you shall continue to participate in the Company’s Vacation Policy through the CEO Transition Date, and (vii) the Company shall continue to reimburse you for your travel-related and business-related expenses through the Separation Date. In the event of your death prior to the Separation Date the cash compensation, employee benefits and equity compensation described in this Section 2 will be paid or provided instead to your surviving spouse (or if none, to your estate) as if you had survived and remained continuously employed by the Company until the Separation Date. Upon your execution of this Transition Agreement the Company shall pay your reasonable legal fees, not to exceed $14,000, incurred in connection with the negotiation, documentation and execution of the Transition Agreement.

3. COBRA.

You have the right to continue certain health and dental insurance benefits under Brightcove’s group health and dental plan at your own expense after the Separation Date under the law known as “COBRA.” You and/or your dependents are entitled to elect COBRA coverage (usually for up to 18 months or more) under your existing plan(s). Following the Separation Date, Brightcove will send to you a package describing your rights under COBRA in more detail, which will include forms for you to complete to enroll in COBRA.

Jeff Ray

October 26, 2021

4. Amendment of Employment Agreement and NonCompetition/NonSolicitation Agreement.

(a) The Parties agree that the Employment Agreement, as modified by this Transition Agreement, will remain in full force and effect. The Parties agree that none of (i) the entry of the Parties into this Transition Agreement, (ii) any events that constitute Good Reason as defined in subsections 3(e)(i) and (ii) of the Employment Agreement, or (iii) your termination of employment on the Separation Date, will constitute a termination of your employment by the Company or constitute a basis for you to resign for Good Reason. The Parties agree that in the event you are terminated by the Company without Cause, or you resign for Good Reason, in each case as modified by this Transition Agreement, prior to the Separation Date, (i) you will receive as severance benefits all cash compensation, employee benefits and equity compensation described in Section 2 of this Transition Agreement as if you had remained continuously employed until the Separation Date and the Company achieved the performance criteria set forth in the PRSUs, and (ii) you will not be eligible for any of the cash compensation, employee benefits or equity compensation set forth in Sections 4 and 5 of the Employment Agreement as severance benefits. Notwithstanding the foregoing, (i) if a new CEO does not commence employment with the Company prior to a Change of Control (as defined in the Employment Agreement), and (ii) you become eligible for the benefits described in Section 5 of the Employment Agreement, upon and following the Change in Control, the Company shall, in addition to the cash compensation, employee benefits and equity compensation described in Section 2 and this Section 4 of this Transition Agreement, pay you an additional amount in cash equal to (x) the Severance Amount described in Section 4(b)(i) of the Employment Agreement in the time and the manner described therein, less (to avoid duplication of cash severance payments) (y) a pro-rated amount of the base salary and bonus payable to you under clause (i) and clause (ii) of Section 2 of this Transition Agreement for the period of time from your separation from service with the Company through your Separation Date . The Parties further agree that in the event that you resign from your employment prior to the Separation Date or your employment is terminated by the Company for Cause prior to the Separation Date you shall not be eligible for any additional cash compensation, employee benefits, equity compensation under this Transition Agreement or the Employment Agreement, other than your Accrued Benefits. The parties agree that the first sentence of Section 8 (Consent to Jurisdiction) of the Employment Agreement shall be replaced by the following sentence: “The parties hereby consent to the jurisdiction of the Twelfth Judicial Court of the State of Florida and the United States District Court for the Middle District of Florida, Tampa Division, for any matter relating to this Agreement.” The parties also agree that the language in Section 17 (Governing Law) of the Employment Agreement shall be replaced with the following: “This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Judicial Circuit.”

(b) You agree that your Employee NonCompetition, NonDisclosure and Developments Agreement with the Company, dated April 11, 2018 (“NonCompetition Agreement) shall be amended (i) by striking the phrase at the beginning of the second sentence of Section 1 that reads: “Further, during the period of my employment by the Company and for twelve months after the termination of such employment (for any reason whatsoever) (the “Restricted Period”),” and substituting the following language: “Further, during the period through and including the Separation Date (as defined in my Transition and Separation Agreement with the Company) and for twenty-four (24) months after the Separation Date (the “Restricted Period)” and (ii) by striking the word “Massachusetts” as it appears in Section 16 of the NonCompetition Agreement and substituting the word “Florida”. You agree that all other terms and conditions of such NonCompetition Agreement are valid and enforceable.

Jeff Ray

October 26, 2021

5. Release of Claims.

In consideration of, among other terms, the terms described in Sections 1 and 2 above, to which you acknowledge you would otherwise not be entitled, but subject to payment to you of the compensation, benefits and equity described in this Transition Agreement, you voluntarily release and forever discharge Brightcove, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages, causes of action, and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date you sign this Transition Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees, specifically including any claim under the Age Discrimination in Employment Act of 1967, as amended, or Chapter 151B of the Massachusetts General Laws, and also including, without limitation, all Claims:

•	relating to your employment by, and termination of employment with, Brightcove;

•	of wrongful discharge;

•	of breach of contract, including, without limitation, any claim for severance benefits as provided in the Employment Agreement;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B);

•

under any other federal, state or local statute, law or ordinance (including, without limitation, claims under the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Massachusetts Parental Leave Act, the Massachusetts Earned Sick Leave Act, and the Fair Labor Standards Act);

•	of defamation or other torts;

•	of violation of public policy;

•

for wages, overtime pay, bonuses, incentive compensation, stock, stock options, restricted stock or other equity compensation, vacation pay, holiday pay or any other compensation or benefits under federal, state or local law (including the Massachusetts Wage Act, M.G.L. c. 149, § 148 et seq.); and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release does not: (i) affect your rights under any Company Benefit Plan (including the Company’s Section 401(k) plan), or with respect to your vested equity in the Company, or your rights under this Transition Agreement (including your rights to the compensation, equity and benefits provided under Section 2 thereof); (ii) limit your right to file, cooperate with or participate in a discrimination proceeding before a state or federal Fair Employment Practices Agency, provided that you waive any right to recover monetary benefits in such proceeding; (iii) limit your remedies as a whistleblower under any state or federal law or (iv) waive any claim that cannot be waived as a matter of law. Except to the extent prohibited by law, you agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Transition Agreement. As a material inducement to Brightcove to enter into this Transition Agreement, you represent that you have not assigned to any third party, and you have not filed with any agency or court, any Claim released by this Transition Agreement.

The Company represents that as of the Effective Date it is not aware of any grounds for a claim against you or any basis for a termination of your employment with the Company for Cause.

Jeff Ray

October 26, 2021

6. Tax Treatment.

Brightcove shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Transition Agreement to the extent that it reasonably and in good faith determines is required. Payments under this Transition Agreement will be in amounts net of any such deductions or withholdings. Nothing in this Transition Agreement will be construed to require Brightcove to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7. Return of Property.

You agree to return to Brightcove no later than the Separation Date all Brightcove property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including electronic data and any copies made of any electronic data or software) containing information concerning Brightcove, its business or its business relationships (in the latter two cases, actual or prospective). You also commit to permanently deleting any duplicates of files or documents that may contain Brightcove information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to Brightcove immediately.

8. Confidential Information.

You understand and agree that you have been employed in a position of confidence and trust and have had access to Confidential Information (as defined in your NonCompetition Agreement). You agree that you shall not use or disclose any Confidential Information at any time without the written consent of Brightcove, except as may be necessary in the ordinary course of performing your duties to the Company under this Transition Agreement.

In the event that Confidential Information is also deemed a trade secret pursuant to 18 U.S.C. § 1833(b)(1), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

The Company represents that it is not aware of the existence of any grounds for a claim against you under any federal or state trade secret law for the disclosure or misappropriation of any trade secrets.

In addition, nothing in this Transition Agreement limits your rights under federal or state whistleblower laws, as those laws relate to your communication with government agencies about violations of law.

9. Mutual NonDisparagement.

You agree not to make any disparaging statements (including through social media) concerning Brightcove or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of Brightcove or any of its affiliates or any of

Jeff Ray

October 26, 2021

its current or former officers, directors, shareholders, employees or agents. The Company’s current directors, officers and senior executives reporting directly to you will be instructed not to make any oral or written disparaging statements outside the Company (including through social media) about you. These mutual non-disparagement obligations shall not in any way limit you or any other person’s obligation to testify truthfully in any legal or administrative proceeding.

10. Outside Inquiries.

Brightcove agrees that any inquiry from any person as to your status, position, and/or employment relationship or employment history with Brightcove shall be referred to Brightcove’s Chief People Officer (“CPO”) or Chief Legal Officer (“CLO”). The CPO or CLO will respond to such inquiry by informing the inquirer of your dates of employment and the job titles held, and that Brightcove policy precludes the provision of any further information to the inquirer. The CPO or CLO will make no other comments and will provide no documents containing further information. Notwithstanding the generality of the foregoing, this Section does not affect Brightcove’s obligation to provide complete and truthful information to a state or federal agency.

11. Legal Representation.

This Transition Agreement is a legally binding document and its signature will commit the Parties to its terms. You acknowledge that you have been advised to consult with an attorney prior to executing this Transition Agreement, that you have carefully read and fully understand all of the provisions of this Transition Agreement and that you are voluntarily entering into this Transition Agreement.

12. Absence of Reliance.

In signing this Transition Agreement, you agree that you are not relying on any promises or representations made by anyone at or on behalf of Brightcove, except as set forth in this Transition Agreement.

13. Enforceability.

If any portion or provision of this Transition Agreement is, to any extent, declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Transition Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected, and each portion and provision of this Transition Agreement will be valid and enforceable to the fullest extent permitted by law.

14. Waiver.

No waiver of any provision of this Transition Agreement will be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Transition Agreement, or the waiver by any Party of any breach of this Transition Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Jeff Ray

October 26, 2021

15. Enforcement.

(a) Jurisdiction. The Twelfth Judicial Court of the State of Florida and the United States District Court for the Middle District of Florida, Tampa Division, shall have the exclusive jurisdiction to consider any matters related to this Transition Agreement. With respect to any such court action, the Parties (i) submit to the jurisdiction of such courts, (ii) consent to service of process, provided there is actual notice of any such court action, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction.

(b) Relief. You agree that it would be difficult to measure any harm caused to Brightcove that might result from any material breach by you of your promises set forth in any section of this Transition Agreement or the agreements incorporated herein by reference in Section 17, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you materially breach, or propose to materially breach, any portion of your obligations under this Transition Agreement or the Agreements incorporated herein by reference in Section 17, Brightcove will be entitled, in addition to all other remedies it may have, to (i) apply for an injunction or other appropriate equitable relief to restrain any such material breach, without showing or proving any actual damage to the Brightcove and without the necessity of posting a bond and (ii) the return of the severance payment set forth in Section 4(a), less $100. If Brightcove prevails in any action to enforce any section of, or for material breach of, this Transition Agreement or the Agreements incorporated herein by reference in Section 17, you will also be liable to Brightcove for attorney’s fees and costs incurred by Brightcove in enforcing such provision(s).

16. Governing Law; Interpretation.

This Transition Agreement will be interpreted and enforced under the laws of the State of Florida, without regard to conflict of law principles. In the event of any dispute, this Transition Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or Brightcove or the “drafter” of all or any portion of this Transition Agreement.

17. Entire Agreement.

This Transition Agreement, your Employee Agreement, as amended herein, your NonCompetition Agreement, as amended herein, and the equity agreements applicable to your equity grants, as amended herein, constitute the entire agreement between you and Brightcove with respect to the subject matter hereof and thereof and supersede any previous agreements or understandings between you and Brightcove.

18. Counterparts.

This Transition Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be taken to be an original, but all of which together constitute one and the same document.

Jeff Ray

October 26, 2021

19. Time for Consideration; Effective Date.

You understand that you have been given the opportunity to consider this Transition Agreement for up to 21 days before deciding whether to sign it. If you signed this Transition Agreement before the expiration of that 21-day period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Transition Agreement for the entire 21-day period. For a period of seven days from the date of the execution of this Transition Agreement, you have the right to revoke this Transition Agreement by written notice received by Brightcove before the expiration of such period, and you understand that this Transition Agreement will not become effective or enforceable until the expiration of such revocation period (the “Effective Date”). If you violate any of the provisions of this Transition Agreement during the time that you are considering it, this offer will be null and void.

Please indicate your agreement to the terms of this Transition Agreement by signing and returning to me the original of this letter on or before October 27, 2021.

Very truly yours,

On behalf of,

BRIGHTCOVE INC.

By:	/s/ Robert Noreck
Name:	Robert Noreck
EVP & Chief Financial Officer
Date:

You are advised to consult with an attorney before signing this Transition Agreement.

By:	/s/ Jeff Ray
Name:	Jeff Ray
Date: